News Release

Public Storage

701 Western Avenue

Glendale, CA 91201-2349

PublicStorage.com

For Release	Immediately
Date	April 30, 2020
Contact	Ryan Burke
(818) 244-8080, Ext. 1141

Public Storage Reports Results for the First Quarter Ended March 31, 2020

GLENDALE,  California – Public Storage (NYSE:PSA) announced today operating results for the three months ended March 31, 2020.

Operating Results for the Three Months Ended March 31, 2020

For the three months ended March 31, 2020, net income allocable to our common shareholders was $313.1 million or $1.79 per diluted common share, compared to $301.7 million or $1.73 per diluted common share in 2019 representing an increase of $11.4 million or $0.06 per diluted common share.  The increase is due primarily to (i) a $9.5 million increase in self-storage net operating income (described below), (ii) a $8.5 million allocation to our preferred shareholders associated with our preferred share redemption activities in the three months ended March 31, 2019, and (iii) our $8.1 million equity share of a gain on sale of real estate recorded by PS Business Parks, in the three months ended March 31, 2020, offset partially by (iv) a $14.0 million increase in depreciation and amortization expense.

The $9.5 million increase in self-storage net operating income is a result of a $0.3 million increase in our Same Store Facilities (as defined below) and a $9.2 million increase in our non-Same Store Facilities (as defined below).  Revenues for the Same Store Facilities increased 1.2% or $7.2 million in the three months ended March 31, 2020 as compared to 2019, due primarily to higher realized annual rent per occupied square foot.  Cost of operations for the Same Store Facilities increased by 4.0% or $7.0 million in the three months ended March 31, 2020 as compared to 2019, due primarily to a 58.8% ($5.3 million) increase in marketing expenses and increased property tax expense.  The increase in net operating income of $9.2 million for the non-Same Store Facilities is due primarily to the impact of facilities acquired in 2019 and 2020 and the fill-up of recently developed and expanded facilities.

Funds from Operations

For the three months ended March 31, 2020, funds from operations (“FFO”) was $2.61 per diluted common share, as compared to $2.52 in the same period in 2019, representing an increase of 3.6%.  FFO is a non-GAAP measure defined by the National Association of Real Estate Investment Trusts and generally represents net income before depreciation and amortization expense, gains and losses and impairment charges with respect to real estate assets.  A reconciliation of GAAP diluted net income per share to FFO per share, and additional descriptive information regarding this non-GAAP measure, is attached.

We also present “Core FFO per share,” a non-GAAP measure that represents FFO per share excluding the impact of (i) foreign currency exchange gains and losses, (ii) EITF D-42 charges related to the redemption of preferred securities, and (iii) certain other non-cash and/or nonrecurring income or expense items primarily representing, with respect to the periods presented below, casualty losses, due diligence costs incurred in strategic transactions, and contingency resolutions.  We review Core FFO per share to evaluate our ongoing operating performance, and we believe it is used by investors and REIT analysts in a similar manner.  However, Core FFO per share is not a substitute for net income per share.  Because other REITs may not compute Core FFO per share in the same manner as we do, may not use the same terminology or may not present such a measure, Core FFO per share may not be comparable among REITs.

The following table reconciles from FFO per share to Core FFO per share (unaudited):

	Three Months Ended March 31,
			Percentage
	2020	2019	Change

FFO per share	$2.61	$2.52	3.6%
Eliminate the per share impact of
items excluded from Core FFO, including
our equity share from investments:
Foreign currency exchange gain	(0.05)	(0.04)
Application of EITF D-42	-	0.05
Other items	0.02	-
Core FFO per share	$2.58	$2.53	2.0%

Property Operations – Same Store Facilities

The Same Store Facilities consist of facilities that have been owned and operated on a stabilized level of occupancy, revenues and cost of operations since January 1, 2018.  Our Same Store Facilities increased from 2,159 facilities at December 31, 2019 to 2,224 at March 31, 2020.  The composition of our Same Store Facilities allows us to more effectively evaluate the ongoing performance of our self-storage portfolio in 2018, 2019, and 2020 and exclude the impact of fill-up of unstabilized facilities, which can significantly affect operating trends. We believe the Same Store information is used by investors and REIT analysts in a similar manner.  The following table summarizes the historical operating results of these 2,224 facilities (143.9 million net rentable square feet) that represent approximately 85% of the aggregate net rentable square feet of our U.S. consolidated self-storage portfolio at March 31, 2020.

Selected Operating Data for the Same
Store Facilities (2,224 facilities)
(unaudited):
Three Months Ended March 31,
			Percentage
2020		2019	Change

(Dollar amounts in thousands, except for per square foot data)
Revenues:
Rental income	$583,732	$575,562	1.4%
Late charges and administrative fees	25,803	26,735	(3.5)%
Total revenues (a)	609,535	602,297	1.2%

Cost of operations:
Property taxes	70,187	66,827	5.0%
On-site property manager payroll	32,054	31,035	3.3%
Supervisory payroll	10,813	10,051	7.6%
Repairs and maintenance	10,482	10,901	(3.8)%
Snow removal	1,913	2,857	(33.0)%
Utilities	10,430	11,296	(7.7)%
Marketing	14,296	9,001	58.8%
Other direct property costs	16,452	16,844	(2.3)%
Allocated overhead	13,654	14,512	(5.9)%
Total cost of operations (a)	180,281	173,324	4.0%
Net operating income (b)	$429,254	$428,973	0.1%

Gross margin	70.4%	71.2%	(1.1)%

Weighted average for the period:
Square foot occupancy	93.1%	92.5%	0.6%
Realized annual rental income per (c):
Occupied square foot	$17.43	$17.30	0.8%
Available square foot (“REVPAF”)	$16.23	$16.00	1.4%
At March 31:
Square foot occupancy (d)	92.7%	92.1%	0.7%
Annual contract rent per occupied
square foot (e)	$17.99	$17.83	0.9%

(a)	Revenues and cost of operations do not include ancillary revenues and expenses generated at the facilities with respect to tenant reinsurance and retail sales.
(b)	See attached reconciliation of self-storage NOI to net income.

(c)

Realized annual rent per occupied square foot is computed by dividing annualized rental income, before late charges and administrative fees, by the weighted average occupied square feet for the period.  Realized annual rent per available square foot (“REVPAF”) is computed by dividing annualized rental income, before late charges and administrative fees, by the total available rentable square feet for the period.  These measures exclude late charges and administrative fees in order to provide a better measure of our ongoing level of revenue.  Late charges are dependent upon the level of delinquency, and administrative fees are dependent upon the level of move-ins.  In addition, the rates charged for late charges and administrative fees can vary independently from rental rates.  These measures take into consideration promotional discounts, which reduce rental income.

(d)

Occupancy levels at March 31, 2020 include delinquent tenants for whom an auction was delayed, as noted below under “COVID-19 Pandemic.”  Had customary auction timelines been followed, these tenants would have been evicted by March 31, 2020, and our square foot occupancy at March 31, 2020 would have been 92.4% rather than 92.7%.

(e)

Annual contract rent represents the agreed upon monthly rate that is paid by our tenants in place at the time of measurement.   Contract rates are initially set in the lease agreement upon move-in and we adjust them from time to time with notice.  Contract rent excludes other fees that are charged on a per-item basis, such as late charges and administrative fees, does not reflect the impact of promotional discounts, and does not reflect the impact of rents that are written off as uncollectible.

The following table summarizes selected quarterly financial data with respect to the Same Store Facilities (unaudited):

	For the Quarter Ended
	March 31	June 30	September 30	December 31	Entire Year

	(Amounts in thousands, except for per square foot data)
Total revenues:
2020	$609,535
2019	$602,297	$616,055	$628,573	$615,268	$2,462,193

Total cost of operations:
2020	$180,281
2019	$173,324	$171,881	$175,983	$140,306	$661,494

Property taxes:
2020	$70,187
2019	$66,827	$67,550	$67,353	$38,904	$240,634

Repairs and maintenance, including
snow removal expenses:
2020	$12,395
2019	$13,758	$12,068	$13,166	$12,572	$51,564

Marketing:
2020	$14,296
2019	$9,001	$12,426	$14,345	$13,230	$49,002

REVPAF:
2020	$16.23
2019	$16.00	$16.40	$16.71	$16.37	$16.37

Weighted average realized annual
rent per occupied square foot:
2020	$17.43
2019	$17.30	$17.45	$17.74	$17.59	$17.52

Weighted average occupancy levels
for the period:
2020	93.1%
2019	92.5%	94.0%	94.2%	93.1%	93.4%

Property Operations – Non-Same Store Facilities

In addition to the 2,224 Same Store Facilities, we have 268 facilities that were not stabilized with respect to occupancies, revenues or cost of operations since January 1, 2018 or that we did not own as of January 1, 2018, including 78 facilities that were acquired from third parties, 74 newly developed facilities, 71 facilities that have been expanded or are targeted for expansion, and 45 facilities that are unstabilized due to the impact of casualties and other factors (collectively, the “Non-Same Store Facilities”).  Operating data, metrics, and further commentary with respect to these facilities, including detail by vintage, is included in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” under “Self-Storage Operations” in our March 31, 2020 Form 10-Q.

Investing and Capital Activities

During the three months ended March 31, 2020, we acquired nine self-storage facilities (two each in California, New York and Tennessee and one each in Indiana, Massachusetts and Nebraska) with 0.7 million net rentable square feet for $186.2 million.  Subsequent to March 31, 2020, we acquired or were under contract to acquire six self-storage facilities (four in Ohio and one each in California and Florida) with 0.4 million net rentable square feet for $66.8 million.

During the three months ended March 31, 2020, we opened various expansion projects (0.1 million net rentable square feet in Minnesota) costing $25.3 million. At March 31, 2020, we had various facilities in development (1.4 million net rentable square feet) estimated to cost $229 million and various expansion projects (2.9 million net rentable square feet) estimated to cost $406 million.  Our aggregate 4.3 million net rentable square foot pipeline of development and expansion facilities includes 1.5 million in California, 1.3 million in Florida, 0.3 million in Texas, 0.2 million each in Missouri, Virginia and Washington and 0.6 million in other states.  The remaining $473 million of development costs for these projects is expected to be incurred primarily in the next 18 to 24 months.

As previously reported, on January 24, 2020, we completed a public offering of €500 million ($552 million) of Euro denominated Senior Unsecured Notes, bearing interest at a fixed rate of 0.875% and maturing on January 24, 2032.

As previously reported, on February 14, 2020, we disclosed that we had submitted a non-binding proposal to acquire 100% of the issued stapled securities of National Storage REIT (“NSR”), an Australia-based publicly-traded REIT (ASX:NSR). On March 17, 2020, we notified NSR that in light of the current environment, Public Storage would not be proceeding with a binding agreement.

COVID-19 Pandemic

The COVID-19 Pandemic (the “COVID Pandemic”) has and will continue to impact our operations, revenues, cost of operations, as well as our investments and capital availability and cost, as described below, and in more detail in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our March 31, 2020 Form 10-Q.

COVID Pandemic’s impact on our operations, and our related mitigation measures

The COVID Pandemic has resulted in cessation, severe curtailment, or impairment of business activities in most sectors of the economy in virtually all markets we operate in, due to governmental “stay at home” orders, risk mitigation procedures, closure of businesses not considered to be “essential,” as well as other direct and indirect impacts, including those that may not yet be identified.  This has already resulted in a rapid and dramatic increase in unemployment in the U.S.  We cannot estimate the extent of the COVID Pandemic’s future negative impacts or how long the negative impacts of the COVID Pandemic will persist.  In addition, it is possible that, even after the initial restrictions due to the COVID Pandemic ease, they could be reinstituted in case of future waves of infection or if additional pandemics occur.

Our self-storage facilities qualify as “essential” businesses under all applicable business closure orders, and thus remain open to allow customers to move-in, move-out, pay rent, and access their storage units as they would have before the COVID Pandemic.  However, the COVID Pandemic has negatively impacted our operations due to (i) stay at home orders which have discouraged customer activity, in particular move-ins, (ii) increased absentee rates for on-site property managers as a result of childcare issues, illness, or other issues, resulting in properties not opening on time or at all on certain days, (iii) delays in the timing of our standard in person “auction” process under lien sale statutes for delinquent tenants due to logistical issues associated with social distancing and other considerations in the current environment, and (iv) remote working at home by most corporate and call center employees in our Glendale, California and Gilbert, Arizona offices, potentially hampering efficiency and effectiveness, including negative effects to communications and coordination among and across teams.

To mitigate these operational issues, effective from April 1, 2020 to June 30, 2020, we have instituted a temporary $3.00 hourly wage increase and enhancements of paid time off benefits to virtually all of our property managers, and will provide additional financial support to selected employees (principally, property managers) to enable them to continue working.  We have also instituted the use of masks, gloves, and social distancing by property managers to ensure the safety of our personnel and customers.   These measures will increase our operating expenses.

COVID Pandemic’s Impact on Revenues

Since late March 2020, we have seen significant reductions in demand for self-storage space, and as a result, our move-in volumes, despite lower move-in rental rates, have also declined significantly, offset partially by lower move-out volumes.  The reduction in move-out volumes may be temporary or even reverse, to the extent they are driven by short-term factors such as stay at home orders and delays in our auction process.  We have also temporarily curtailed our existing tenant rate increase program.  Because existing tenant rate increases have contributed the majority of our increase in rental income in recent years, curtailment of these increases will have a material adverse impact on our revenue growth.  These curtailments will impact our revenue subsequent to March 31, 2020.  It is possible that the COVID Pandemic could change consumer behavior, either due to economic recession, uncertainty, or dislocation, as well as other factors, which could increase customer sensitivity and propensity to move-out in response to rate increases, either in the short or longer term.

To date, we have observed no material degradation in rent collections.  However, we believe that our bad debt losses (which are reflected as a reduction in revenues) could increase from historical levels of approximately 2% of rent, due to (i) cumulative stress on our customers’ financial capacity, (ii) reduced rent recoveries from auctioned units, due to the closure of venues that bidders typically use to resell the goods, and (iii) the continued delay of auctions, which began in March 2020, noted above.  We are taking certain steps in order to augment our collection efforts, in anticipation of potential challenges in the near term in collecting rent, though there can be no assurance that such efforts will be successful in mitigating collection losses.

We may experience a change in the move-out patterns of our long-term customers due to economic uncertainty and the significant increase in unemployment in the last 30 days.  This could lead to lower occupancies and rent “roll down” as long-term customers are replaced with new customers at lower rates.  We observed such a trend during the recessionary circumstances of 2009; however, to date we have not seen any material change in the move-out patterns of long-term customers.

As a result of these actual and anticipated impacts of the COVID Pandemic and our responses, we believe it is likely that we will experience reductions in year-over-year same-store rental income and net operating income in the remainder of 2020.

COVID Pandemic’s Impact on Investing and Capital Activities

The COVID Pandemic could delay the estimated timing of completion of our existing pipeline of development and expansion projects, because many jurisdictions have shut down or delayed entitlement activities, and “stay at home” orders could potentially delay construction activities.  In addition, the COVID Pandemic could extend the timeframe for a newly developed facility to reach stabilized occupancies and cash flows.  We continue to monitor our projects to ensure that they still meet our risk-adjusted yield expectations, and reduced project yield estimates due to the COVID Pandemic or other factors could result in the cancellation of existing projects in the future, or we may not pursue certain new projects that we would have otherwise sought.

We continue to seek to acquire additional self-storage facilities from third parties.  Our acquisition volume was robust in the early part of 2020, with $253.0 million in acquisitions during 2020 thus far including facilities currently under contract.  However, we believe that in the short-term, acquisition volume may decline due to economic uncertainty resulting from the COVID Pandemic, resulting in some third party sellers delaying the sale of their properties.  Volume in the latter part of 2020 could increase as the economy stabilizes and seller confidence returns, or leveraged owners of recently developed facilities are forced to sell.  There can be no assurance as to the level of future acquisitions of facilities.

The COVID Pandemic has had negative impacts on the cost of debt and equity capital, and may continue to do so or such negative impacts may intensify.  Based upon our substantial current liquidity relative to our capital requirements noted below, and our strong financial profile and credit ratings, we do not expect such capital market dislocations to have a material impact upon our expected capital and growth plans over the next 12 months.  However, there can be no assurance that they would not in the future, if they were to persist for a long period or intensify.  In addition, there can be no assurance, if significant additional opportunities to acquire facilities were to arise as a result of the COVID Pandemic or for other reasons, whether we would be able to raise capital at a reasonable cost to allow us to be able to take advantage of such opportunities.

Distributions Declared

On April 21, 2020, our Board of Trustees declared a regular common quarterly dividend of $2.00 per common share.  The Board also declared dividends with respect to our various series of preferred shares. All the dividends are payable on June 30, 2020 to shareholders of record as of June 15, 2020.

First Quarter Conference Call

A conference call is scheduled for May 1, 2020 at 9:00 a.m. (PDT) to discuss the first quarter earnings results.  The domestic dial-in number is (866) 406-5408, and the international dial-in number is (973) 582-2770 (conference ID number for either domestic or international is 2058829). A simultaneous audio webcast may be accessed by using the link at www.publicstorage.com under “About Us, Investor Relations, News and Events, Event Calendar.”  A replay of the conference call may be accessed through May

15, 2020 by calling (800) 585-8367 (domestic), (404) 537-3406 (international) or by using the link at www.publicstorage.com under “About Us, Investor Relations, News and Events, Event Calendar.” All forms of replay utilize conference ID number 2058829.

About Public Storage

Public Storage, a member of the S&P 500 and FT Global 500, is a REIT that primarily acquires, develops, owns and operates self-storage facilities.  At March 31, 2020, we had: (i) interests in 2,492 self-storage facilities located in 38 states with approximately 170 million net rentable square feet in the United States, (ii) an approximate 35% common equity interest in Shurgard Self Storage SA (Euronext Brussels:SHUR) which owned 234 self-storage facilities located in seven Western European nations with approximately 13 million net rentable square feet operated under the “Shurgard” brand and (iii) an approximate 42% common equity interest in PS Business Parks, Inc. (NYSE:PSB) which owned and operated approximately 28 million rentable square feet of commercial space at March 31, 2020.  Our headquarters are located in Glendale, California.

Additional information about Public Storage is available on our website, www.publicstorage.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements in this press release, other than statements of historical fact, are forward-looking statements which may be identified by the use of the words “expects,” “believes,” “anticipates,” “should,” “estimates” and similar expressions. These forward-looking statements involve known and unknown risks and uncertainties, which may cause our actual results and performance to be materially different from those expressed or implied in the forward-looking statements.  Factors and risks that may impact future results and performance include, but are not limited to, those described in Part 1, Item 1A, “Risk Factors” in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on February 25, 2020 and in our other filings with the SEC including: general risks associated with the ownership and operation of real estate, including changes in demand, risk related to development, expansion and acquisition of self-storage facilities, potential liability for environmental contamination, natural disasters and adverse changes in laws and regulations governing property tax, real estate and zoning; risks associated with downturns in the national and local economies in the markets in which we operate, including risks related to current economic conditions and the economic health of our customers; risks associated with the COVID Pandemic or similar events, including but not limited to illness or death of our employees or customers, negative impacts to the economic environment and to self-storage customers which could reduce the demand for self-storage or reduce our ability to collect rent, and/or potential regulatory actions to (i) close our facilities if we were determined not to be an “essential business” or for other reasons, (ii) limit our ability to increase rent or otherwise limit the rent we can charge or (iii) limit our ability to collect rent or evict delinquent tenants; risk that even after the initial restrictions due to the COVID Pandemic ease, they could be reinstituted in case of future waves of infection or if additional pandemics occur; risk that we could experience a change in the move-out patterns of our long-term customers due to economic uncertainty and the significant increase in unemployment in the last 30 days.  This could lead to lower occupancies and rent “roll down” as long-term customers are replaced with new customers at lower rates.  We observed such a trend during the recessionary circumstances of 2009; however, to date we have not seen any material change in the move-out patterns of long-term customers; risk of negative impacts on the cost and availability of debt and equity capital as a result of the COVID Pandemic, which could have a material impact upon our capital and growth plans; the impact of competition from new and existing self-storage and commercial facilities and other storage alternatives; the risk that our existing self-storage facilities may be at a disadvantage in competing with newly developed facilities with more visual and customer appeal; risk related to increased reliance on Google as a customer acquisition channel; difficulties in our ability to successfully evaluate, finance, integrate into our existing operations and manage properties that we acquire directly or through the acquisition of entities that own and operate self-storage facilities; risks associated with international operations including, but not limited to, unfavorable foreign currency rate fluctuations, changes in tax laws and local and global economic uncertainty that could adversely affect our earnings and cash flows; risks related to our participation in joint ventures; the impact of the legal and regulatory environment, as well as national, state and local laws and regulations including, without limitation, those governing environmental issues, taxes, our tenant reinsurance business, and labor, including risks related to the impact of new laws and regulations; risks of increased tax expense associated either with a possible failure by us to qualify as a REIT, or with challenges to the determination of taxable income for our taxable REIT subsidiaries; risks due to a November 2020 California ballot initiative (or other equivalent actions) that could remove the protections of Proposition 13 with respect to our real estate and result in substantial increases in our assessed values and property tax bills in California; changes in United States federal or state tax laws related to the taxation of REITs and other corporations; security breaches or a failure of our networks, systems or technology could adversely impact our operations or our business, customer and employee relationships or result in fraudulent payments; risks associated with the self-insurance of certain business risks, including property and casualty insurance, employee health insurance and workers compensation liabilities; difficulties in raising capital at a reasonable cost; delays and cost overruns on our projects to develop new facilities or expand our existing facilities; ongoing litigation and other legal and regulatory actions which may divert management’s time and attention, require us to pay damages and expenses or restrict the operation of our business; and economic uncertainty due to the impact of war or terrorism. These forward-looking statements speak only as of the date of this press release.  All of our forward-looking statements, including those in this press release, are qualified in their entirety by this statement.  We expressly disclaim any obligation to update publicly or otherwise revise any forward-looking statements, whether because of new information, new estimates, or other factors, events or circumstances after the date of these forward looking statements, except when expressly required by law.  Given these risks and uncertainties, you should not rely on any forward-looking statements in this press release, or which management may make orally or in writing from time to time, neither as predictions of future events nor guarantees of future performance.

PUBLIC STORAGE

SELECTED INCOME STATEMENT DATA

(Amounts in thousands, except per share data)

(Unaudited)

	Three Months Ended
	March 31,
	2020	2019

Revenues:
Self-storage facilities	$674,201	$650,408
Ancillary operations	41,881	38,630
	716,082	689,038

Expenses:
Self-storage cost of operations	207,925	193,656
Ancillary cost of operations	10,945	10,545
Depreciation and amortization	135,900	121,941
General and administrative	21,064	19,503
Interest expense	13,621	8,143
	389,455	353,788

Other increase to net income:
Interest and other income	6,479	6,965
Equity in earnings of unconsolidated real estate entities (a)	23,968	17,672
Gain on sale of real estate	1,117	-
Foreign currency exchange gain	8,945	7,791
Net income	367,136	367,678
Allocation to noncontrolling interests	(980)	(1,157)
Net income allocable to Public Storage shareholders	366,156	366,521
Allocation of net income to:
Preferred shareholders – distributions	(52,005)	(55,012)
Preferred shareholders – redemptions	-	(8,533)
Restricted share units	(1,017)	(1,233)
Net income allocable to common shareholders	$313,134	$301,743

Per common share:
Net income per common share – Basic	$1.80	$1.73
Net income per common share – Diluted	$1.79	$1.73
Weighted average common shares – Basic	174,446	174,177
Weighted average common shares – Diluted	174,616	174,376

(a)

Equity in earnings of unconsolidated real estate entities increased in the three months ended March 31, 2020 as compared to the same period in 2019, due to the following items included in our equity in earnings of unconsolidated real estate entities in the quarter ended March 31, 2020: (i) our $8.1 million equity share of gains on sale recorded by PSB, (ii) our $3.5 million equity share of a casualty loss recorded by Shurgard Europe due to a fire at one of its facilities, and (iii) our $1.4 million equity share of an increase in income due to Shurgard’s resolution of a contingency.

PUBLIC STORAGE

SELECTED BALANCE SHEET DATA

(Amounts in thousands, except share and per share data)

	March 31, 2020	December 31, 2019
ASSETS	(Unaudited)

Cash and equivalents	$718,427	$409,743

Operating real estate facilities:
Land and buildings, at cost	16,548,981	16,289,146
Accumulated depreciation	(6,751,150)	(6,623,475)
	9,797,831	9,665,671
Construction in process	161,699	141,934
Investments in unconsolidated real estate entities	763,226	767,816
Goodwill and other intangible assets, net	209,440	205,936
Other assets	175,298	174,344
Total assets	$11,825,921	$11,365,444

LIABILITIES AND EQUITY

Senior unsecured notes	$2,411,896	$1,875,218
Mortgage notes	26,772	27,275
Accrued and other liabilities	357,045	383,284
Total liabilities	2,795,713	2,285,777

Equity:
Public Storage shareholders’ equity:
Cumulative Preferred Shares, $0.01 par value, 100,000,000 shares authorized, 162,600 shares issued (in series) and outstanding,
(162,600 at December 31, 2019) at liquidation preference	4,065,000	4,065,000
Common Shares, $0.10 par value, 650,000,000 shares authorized,
174,475,022 shares issued and outstanding, (174,418,615 shares
at December 31, 2019)	17,448	17,442
Paid-in capital	5,709,861	5,710,934
Accumulated deficit	(701,226)	(665,575)
Accumulated other comprehensive loss	(78,005)	(64,890)
Total Public Storage shareholders’ equity	9,013,078	9,062,911
Noncontrolling interests	17,130	16,756
Total equity	9,030,208	9,079,667
Total liabilities and equity	$11,825,921	$11,365,444

PUBLIC STORAGE

SELECTED FINANCIAL DATA

Computation of Funds from Operations and Funds Available for Distribution

(Unaudited – amounts in thousands except per share data)

	Three Months Ended
	March 31,
	2020	2019

Computation of FFO per Share:

Net income allocable to common shareholders	$313,134	$301,743
Eliminate items excluded from FFO:
Depreciation and amortization	135,137	121,941
Depreciation from unconsolidated real estate investments	18,243	17,514
Depreciation allocated to noncontrolling interests
and restricted share unitholders	(961)	(1,198)
Gains on sale of real estate, including equity
investment share	(9,241)	-
FFO allocable to common shares (a)	$456,312	$440,000
Diluted weighted average common shares	174,616	174,376
FFO per share (a)	$2.61	$2.52

Reconciliation of Earnings per Share to FFO per Share:

Earnings per share—Diluted	$1.79	$1.73
Eliminate per share amounts excluded from FFO per share:
Depreciation and amortization	0.87	0.79
Gains on sale of real estate	(0.05)	-
FFO per share (a)	$2.61	$2.52

Computation of Funds Available for Distribution ("FAD"):

FFO allocable to common shares	$456,312	$440,000
Eliminate effect of items included in FFO but not FAD:
Cash paid for share-based compensation in excess of
expensed amount	(2,830)	(3,093)
Foreign currency exchange gain	(8,945)	(7,791)
Impact of EITF D-42, including equity investment share	-	8,533
Less: Capital expenditures to maintain real estate facilities (b)	(56,857)	(30,205)

FAD (a)	$387,680	$407,444

Distributions paid to common shareholders and restricted
share units	$349,802	$349,478

Distribution payout ratio	90.2%	85.8%

Distributions per common share	$2.00	$2.00

(a)

FFO and FFO per share are non-GAAP measures defined by the National Association of Real Estate Investment Trusts and, along with the non-GAAP measure FAD, are considered helpful measures of REIT performance by REITs and many REIT analysts. FFO represents GAAP net income before depreciation and amortization, real estate gains or losses and impairment charges, which are excluded because they are based upon historical costs and assume that building values diminish ratably over time, while we believe that real estate values fluctuate due to market conditions. FAD represents FFO adjusted to exclude certain non-cash charges and to deduct capital expenditures.  We utilize FAD in evaluating our ongoing cash flow available for investment, debt repayment and common distributions. We believe investors and analysts utilize FAD in a similar manner.  FFO and FFO per share are not a substitute for net income or earnings per share.  FFO and FAD are not substitutes for GAAP net cash flow in evaluating our liquidity or ability to pay dividends, because they exclude investing and financing activities presented on our statements of cash flows.  In addition, other REITs may compute these measures differently, so comparisons among REITs may not be helpful.

(b)

Capital expenditures include certain projects that are not traditional like-for-like replacements of existing components, and in certain circumstances upgrade existing components before the end of their functional lives.  See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” under “Overview” and “Liquidity and Capital Resources – Capital Expenditure Requirements” in our March 31, 2020 Form 10-Q for further information.

PUBLIC STORAGE

SELECTED FINANCIAL DATA

Reconciliation of Self-Storage Net Operating Income to

Net Income

(Unaudited – amounts in thousands)

	Three Months Ended
	March 31,
	2020	2019

Self-storage revenues for:
Same Store Facilities	$609,535	$602,297
Acquired facilities	11,869	3,921
Developed and expanded facilities	42,285	33,715
Other non-same store facilities	10,512	10,475
Self-storage revenues	674,201	650,408

Self-storage cost of operations for:
Same Store Facilities	180,281	173,324
Acquired facilities	5,512	2,114
Developed and expanded facilities	18,348	14,446
Other non-same store facilities	3,784	3,772
Self-storage cost of operations	207,925	193,656

Self-storage NOI for:
Same Store Facilities	429,254	428,973
Acquired facilities	6,357	1,807
Developed and expanded facilities	23,937	19,269
Other non-same store facilities	6,728	6,703
Self-storage NOI (a)	466,276	456,752
Ancillary revenues	41,881	38,630
Ancillary cost of operations	(10,945)	(10,545)
Depreciation and amortization	(135,900)	(121,941)
General and administrative expense	(21,064)	(19,503)
Interest and other income	6,479	6,965
Interest expense	(13,621)	(8,143)
Equity in earnings of unconsolidated real estate entities	23,968	17,672
Gain on sale of real estate	1,117	-
Foreign currency exchange gain	8,945	7,791
Net income on our income statement	$367,136	$367,678

(a)

Net operating income or “NOI” is a non-GAAP financial measure that excludes the impact of depreciation and amortization expense, which is based upon historical costs and assumes that building values diminish ratably over time, while we believe that real estate values fluctuate due to market conditions.  We utilize NOI in determining current property values, evaluating property performance, and in evaluating operating trends.  We believe that investors and analysts utilize NOI in a similar manner.  NOI is not a substitute for net income, operating cash flow, or other related GAAP financial measures, in evaluating our operating results.  This table reconciles from NOI for our self-storage facilities to the net income presented on our income statement.